                                          EXHIBIT 23.2

                       Consent of Rosenman & Colin LLP

We hereby consent to the reference to us in the Prospectus constituting part of this Post-Effective Amendment No. 2 to the Registration Statements on Forms S-1 (33-83011, 333-83015 and 333-83017) under the headings
"Federal Income Tax Consequences," "Legal Matters" and "Experts".

/s/ Rosenman & Colin LLP
--------------------------
Rosenman & Colin LLP

New York, New York
June 1, 2000